Exhibit 10.6

THIS AGREEMENT made as of October 15, 2007 ;

B E T W E E N:

DAVID A. BOOKER , of the City of Ottawa in the Province of

Ontario

(hereinafter referred to as the “Employee”),

OF THE FIRST PART,

- and -

LEARNING TREE INTERNATIONAL, a corporation

incorporated under the laws of Delaware, USA

(hereinafter referred to as the “Employer”),

OF THE SECOND PART.

THIS AGREEMENT WITNESSES that in consideration of the Employee’s continued employment and promotion to Chief Operating Officer and the covenants and agreements herein contained the parties hereto agree as follows:

ARTICLE 1 - EMPLOYMENT

1.01	Employment

Subject to the terms and conditions hereof, the Employee shall be employed by the Employer in the office of Chief Operating Officer, and shall perform such duties and exercise such powers related to such office as set forth by the Employer. In this capacity the Employee shall report directly to Nicholas Schacht, Chief Executive Officer, his successor or designate.

1.02	Place of Employment

The Employee shall perform his work and services for the Employer or for such other person as may be authorized by the Employer from time to time in Ottawa, Ontario and the Employee shall reside within a reasonable daily commuting distance of such place of employment provided that the Employee shall also perform his work and services in such other places within North America, Asia, and Europe and other Learning Tree International locations as the Employer may require from time to time. The Employee expressly agrees that the position will require extensive travel.

ARTICLE 2 - REMUNERATION

2.01	Salary

The Employer shall pay the Employee during the term of this Agreement a gross annual salary of C$290,000.00 payable bi-weekly. This amount may be reviewed from time to time and may be subject to increase at the discretion of the Employer based on overall performance and the achievement of corporate objectives.

2.02	Benefits

The Employee will be entitled to participate in all of the Employer’s benefit plans generally available to its employees from time to time, in accordance with the terms thereof.

2.03	Target Incentive

During the term of this Agreement the Employee shall be entitled to an incentive compensation target of an additional C$87,000.00, which will be evaluated and paid in accordance with the FY 2007 Learning Tree Incentive Compensation Plan as it may be amended or modified from time to time.

2.04	Equity Compensation

The Employee shall be entitled to equity compensation in the amount of 30% of his base salary subject to the performance of Learning Tree International and the vesting parameters as detailed in the 2007 Equity Incentive Plan.

ARTICLE 3 - EMPLOYEE’S COVENANTS

3.01	Service

The Employee shall devote the whole of his time, attention and ability to the business of the Employer or to the business of any other person as authorized by the Employer and shall well and faithfully serve the Employer and shall use his best efforts to promote the interests of the Employer.

3.02	Duties and Responsibilities

The Employee shall duly and diligently perform all the duties assigned to him while in the employ of the Employer, and shall truly and faithfully account for and deliver to the Employer all money, securities and things of value belonging to the Employer which the Employee may from time to time receive for, from or on account of the Employer.

3.03	Rules and Regulations

The Employee shall be bound by and shall faithfully observe and abide by all the rules and regulations of the Employer from time to time in force which are brought to his notice or of which he should reasonably be aware.

3.04	Non-Disclosure

The Employee shall not (either during the continuance of the employment or at any time thereafter) disclose any information relating to the private or confidential affairs of the Employer or relating to any Trade Secrets of the Employer to any person other than for the Employer’s purposes and, without limiting the generality of the foregoing, the Employee shall not (either during the continuance of the employment or at any time thereafter) disclose to any person such private or confidential affairs or Trade Secrets other than for the Employer’s purposes and shall not (either during the continuance of the employment or at any time thereafter) use for his own purposes or for any purposes other than those of the Employer any such information or trade secrets he may acquire in relation to the business of the Employer. For greater certainty, “Trade Secrets” shall include, but are not limited to, all books and records, compilations of information, pricing information, processes, teaching methods and techniques, devices, secret inventions and specifications, which are owned by the Employer or which are used in the operation of the Learning Tree International business.

3.05	Non-Competition

The Employee shall not, during the term of this Agreement or for a period of six [6] months following termination of his employment for any reason, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, solicit, serve, consult with, advise, engage, assist, be interested in or connected with or employed by any person, firm, corporation, organization, agency, educational or governmental institution which engages within Canada (recognizing the national scope of the Employer’s business) in a like or similar business of offering training courses or services or other similar products or services to those offered by Learning Tree International. The Employee confirms that all restrictions in this Section 3.05 are reasonable and valid and all defences to the strict enforcement thereof by the Employer are waived by the Employee.

3.06	Non-Solicitation

The Employee shall not, for a period of six [6] months immediately following the termination of this employment for any reason, either directly or indirectly:

(a)	Make known to any person, firm,, corporation, partnership or other entity, the names or addresses of any customers of Learning Tree International or any other information pertaining to them;

(b)	Call on, solicit, or take away, or attempt to call on, solicit or take away, in competition with the Employer, any of the customers and clients of Learning Tree International that he became acquainted with during the term of his employment with the Employer either for the Employee or any other person, firm, corporation, partnership or other entity; or

(c)	Make known to any person, firm, corporation, partnership or other entity, the contents of any mailing or client and customer list prepared or used by the Employer during or prior to the term of this Agreement.

3.07	Inventions and Patents

The Employee shall disclose promptly to the Employer all ideas, inventions, discoveries, improvements, copyrights and all other intellectual property rights therein whether or not patentable, and conceived or first reduced to practice by the Employee in connection with his employment with the Employer. The Employee agrees that all such ideas, inventions, discoveries and improvements and copyrights including, but not limited to papers books and publications and software, shall become the sole and absolute property of the Employer and that the Employee will, at any time, at the request of the Employer execute any and all documents and do what is reasonably required to be done to ensure that the Employer shall obtain title to such ideas, inventions, discoveries and improvements. The Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as his agent to act for and on his behalf and in his name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon. The Employee hereby assigns and transfers to the Employer and agrees that the Employer shall be the exclusive owner of all rights, title and interest in all ideas, inventions, discoveries, improvements, copyrights and all other intellectual property rights therein. The Employee further waives in whole or in part any and all moral rights he may have in all ideas, inventions, discoveries, improvements, copyrights and all other intellectual property rights.

ARTICLE 4 - TERMINATION OF EMPLOYMENT

4.01	Termination by Employer for Cause

The Employer may terminate this Agreement at any time for cause without payment of any compensation either by way of anticipated earnings or damages of any kind.

4.02	Termination by Employer or Employee on Notice

The Employee may terminate this Agreement upon the giving of sixty (60) days written notice to the Employer. The period of restrictions as outlined in sections 3.05 and 3.06 will begin from the time written notice is given to the employer. The Employer may terminate this Agreement immediately upon providing the Employee with twelve (12) months’ notice or the payment of salary in lieu of such notice (at its sole discretion) and upon making the benefit plan contributions necessary to maintain the Employee’s participation for the minimum period prescribed by law in all benefit plans provided to the Employee by the Employer immediately prior to the termination of this Agreement. The Employee agrees that the Employer may deduct from any payment of salary in lieu of notice hereunder the Employee’s benefit plan contributions which were regularly made during the term of this Agreement in accordance with the terms of all benefit plans to be maintained hereunder for the minimum period prescribed by law. The Employee agrees that this amount is inclusive of all of his entitlements under Ontario’s Employment Standards Act, 2000 and that no other notice, whether pursuant to the common law doctrine of reasonable notice or otherwise, will be applicable.

4.03	Fair and Reasonable

The parties confirm that the notice and pay in lieu of notice provisions contained in Section 4.02 are fair and reasonable and the parties agree that upon any termination of this Agreement by the Employer in compliance with Section 4.02 or upon any termination of this

Agreement by the Employee, the Employee shall have no action, cause of action, claim or demand against the Employer or any other person as a consequence of such termination.

4.04	Return of Property

Upon any termination of this Agreement the Employee shall at once deliver or cause to be delivered to the Employer all books, documents, effects, money, securities or other property belonging to the Employer or for which the Employer is liable to others, which are in the possession, charge, control or custody of the Employee.

4.05	Provisions which Operate Following Termination

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 3.04, 3.05, 3.06 and 3.07 of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

ARTICLE 5 - GENERAL

5.01	Benefit of Agreement

This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and permitted assigns of the Employer respectively.

5.02	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

5.03	Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

5.04	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

5.05	Notices

Any demand, notice or other communication (hereinafter in this Section 6.08 referred to as a “Communication”) to be given in connection with this Agreement shall be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

To the Employee:

12 Beech Grove Gardens, Stittsville, Ontario, Canada K2S-1W5

To the Employer:

Learning Tree International, 1805 Library Street Suite 300, Reston, Virginia 20190 USA

Attention: Nicholas Schacht

or such other address or individual as may be designated by notice by either party to the other. Any Communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if made or given by registered mail, on the 3rd day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication shall not be mailed but shall be given by personal delivery.

5.06	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

5.07	Copy of Agreement

The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Employer.

IN WITNESS WHEREOF the parties have executed this Agreement.

)

/s/ Nicholas R. Schacht	)	/s/ David A. Booker
Nicholas R. Schacht, CEO	)	David A. Booker
Date: 10/31/2007		Date: 10/31/2007
SIGNED, SEALED AND DELIVERED	)
in the presence of:	)

/s/ Nancy J. McKinley	)
Witness
Date: 10/31/2007